Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
Joe Gerardi	Jennifer Beugelmans/Doug Sherk	Steve DiMattia
(800) 772-6446 x1115	(646) 201-5447	(646) 201-5445
jgerardi@AngioDynamics.com	jbeugelmans@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

ANGIODYNAMICS REPORTS STRONG FISCAL THIRD QUARTER RESULTS

•	Net Sales Set New Quarterly Record
•	Strong Free Cash Flow Generation Continues
•	RITA Medical Acquisition Integration on Plan
•	FY 2007 Guidance Revised; Preliminary FY 2008 Guidance Provided

QUEENSBURY, N.Y. March 27 2007—AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today reported strong financial results for the 13 weeks ended March 3, 2007. Results for the quarter include five weeks of contribution from RITA Medical, which was acquired by AngioDynamics on January 29, 2007. Highlights of the fiscal third quarter include:

•	Achieved record net sales of $26.7 million, up 35.1 percent over the prior year’s quarter
•	Completed the acquisition of RITA Medical Systems
•	Completed integration of RITA and AngioDynamics sales forces by end of February
•	Formed two product groups: Interventional and Oncology
•	On track to achieve $9 million in annualized cost savings
•	Recorded $12.6 million, net of tax, in one-time costs associated with acquisition of RITA Medical
•	Expanded Vascular Access Port Portfolio with Smart Port™ CT Introduction
•	Recorded a net loss on a GAAP basis of $(0.55) per basic and diluted share

•	Generated Adjusted Income, which excludes certain acquisition and non-cash expenses, of $0.18 per basic and diluted share.
•	Generated free cash flow of $3.3 million

“We accomplished a great deal during the quarter,” said Eamonn Hobbs, President and Chief Executive Officer. “We completed the acquisition of RITA Medical and successfully began integrating RITA’s operations into AngioDynamics. The integration plan is on schedule, facilitated by the similar cultures and the highly complementary product lines of the two organizations. The operating synergies and resulting annualized cost savings of approximately $9 million that we envisioned last fall when we announced the acquisition are on schedule. We have completed the transition of both our product line and sales management and now have two product groups; Interventional and Oncology. This strategy is enabling us to focus on the significant market opportunities the combined Company is addressing.

“During the quarter, most product lines generated strong sales growth, which reflects the effectiveness of our diversified product line strategy,” Mr. Hobbs continued. “Leading the way in sales increases were the IGVA, PTA and Drainage product lines as well as the contribution from the acquired Oncology product lines. In particular, we generated exceptional growth from our Morpheus® PICC, Mariner™ angiographic and TOTAL ABSCESSION® drainage products.

“We experienced slower than expected sales growth from the Venous products, Dialysis products and acquired RITA interventional products. We believe the biggest factor behind this slower growth was the delay in purchase making decisions created by the patent infringement trial involving our VenaCure® product line. The trial began on March 12th. Closing arguments were made yesterday and the jury deliberation has begun. We believe we presented a very strong case for the jury to rule favorably for AngioDynamics and expect VenaCure strong sales growth to resume in the fourth quarter.

Sotradecol® sales continue to be lower than we originally expected due to the residual activities surrounding compounding pharmacies for Sodium Tetradecyl Sulfate (STS). We remain optimistic that the market remains very attractive and are making progress with our effort to educate physicians on the effects of using a non-FDA approved product in their clinical practice. In addition, the selling cycle of our Morpheus bedside insertion kit is proving to be longer than we anticipated. We have strategies in place to build momentum with both Sotradecol and Morpheus bedside insertion kits, and with the trial behind us, we are quite optimistic about our overall fourth quarter and fiscal 2008 growth opportunities,” said Mr. Hobbs.

Supplemental schedules, including costs associated with the acquisition of RITA, an allocation of stock-based compensation expense in net income, and a reconciliation of net income to adjusted income are provided at the conclusion of this news release.

Net sales in the third quarter of fiscal 2007 were $26.7 million, an increase of 35.1 percent compared with net sales of $19.8 million in the third quarter of fiscal 2006. Interventional product sales, which include the Company’s Angiographic, Thrombolytic, Dialysis, IGVA, PTA, Venous and Drainage product lines, totaled $24.5 million while Oncology product sales, which include the RFA, Embolization and Surgical Resection product lines acquired in the RITA transaction, totaled $2.2 million for the period since the acquisition’s closing on January 29, 2007. RITA’s Port product line, Hemodialysis Catheter, Venous Catheter, Needles and PICCs are now part of the Company’s Interventional group.

Gross profit rose 38.1 percent to $15.9 million from $11.5 million in the year-ago quarter. Stock-based compensation included in cost of goods sold for these periods was $128,000 and $13,000, respectively. Gross margins were 59.6 percent compared with 58.4 percent in the third quarter of 2006 and 58.5 percent in the second quarter of 2007, driven by strong sales of high-margin products and the one-month contribution from RITA Medical product lines. Excluding amortization expense on the stepped-up basis of inventory acquired in the RITA transaction, gross profit totaled $16.2 million, representing a gross margin of 60.8 percent.

The Company recorded an operating loss of $10.5 million, which includes in-process R&D expense of $12.1 million associated with the RITA Medical acquisition. Excluding this and other one-time operating costs related to the acquisition of RITA Medical, (net of operating losses generated from RITA product lines) , operating profit for the fiscal third quarter was $2.5 million compared with $2.9 million in the third quarter of fiscal 2006. Expense for stock-based compensation impacted operating expenses by $884,000 and $91,000 in the third quarters of 2007 and 2006, respectively.

Other income increased to $1,045,000 in the third quarter of 2007, compared with $224,000 in the prior year period, from increased interest income on the Company’s cash and investments.

The Company recorded a net loss of $10.4 million, or $0.55 per basic and diluted share, which includes the in-process R&D charge noted above of $12.1 million and stock-based compensation expense of roughly $686,000 net of tax. In the prior year period, net income was $1.9 million, or $0.14 per diluted share. The Company generated adjusted income, a non-GAAP measurement which excludes stock-based compensation, amortization from acquired intangibles, and one-time acquisition costs, net of applicable income taxes, of $3.4 million, or $0.18 per diluted share in the third quarter of 2007. In the prior year period, adjusted income was $2.0 million, or $0.15 per diluted share.

Free cash flow rose 236 percent to $3.3 million from $1.4 million in the third quarter of fiscal 2006.

Cash and marketable securities totaled $67.0 million compared with $89.8 million at the end of the fourth quarter of fiscal 2006. Accounts receivable were $18.9 million compared with $13.5 million at June 3, 2006. Net inventory totaled $27.3 million compared with $16.0 million. Long-term debt stood at $17.2 million at the end of the third quarter of fiscal 2007.

Fiscal Fourth Quarter Guidance

“Looking ahead to the fiscal fourth quarter, we are beginning to benefit from our organization’s focus on the Oncology and Interventional product groups, as well as continuing to execute our integration plan,” said Mr. Hobbs. “As a result, revenues for the period are expected to be approximately $40 to $43 million. The Interventional product group is expected to generate revenue of approximately $32 to $34 million while revenue from Oncology product group should be approximately $8 to $9 million. Our gross margin for the fiscal fourth quarter will be impacted by the accounting principles requiring RITA inventory to be recorded at the fair value of the inventory at the date of the closing of the acquisition. This revaluation, or step-up in value, of the assets assigns a fair value to the inventory versus the historical cost of the inventory. Due to this revaluation of RITA’s inventory relative to the historical cost basis, we expect to incur a one time inventory step-up in value charge during the fiscal fourth quarter that will reduce gross profit for the fiscal fourth quarter by approximately $900,000. As a result, gross margin as a percent of sales for the fiscal fourth quarter is expected to be approximately 58.7 percent, versus nearly 61 percent without the charge.”

The Company has also recently received the preliminary valuation analysis of the RITA Medical acquisition as determined by the Company’s independent valuation firm. As a result of this preliminary analysis, amortizable intangible assets have increased by $1.4 million from the original estimate of $41.5 million, and the analysis determined that the intangible assets have a five year shorter useful life than was originally estimated by the independent valuation firm in November 2006. The analysis will result in higher than anticipated amortization expense of approximately $0.01 per share per quarter, beginning in the fourth quarter of fiscal 2007. As a result, EPS and adjusted income per share for the fourth quarter is anticipated to be approximately $0.13 and $0.25 per share on a diluted share count of 24.6 million.

Fiscal 2008 Guidance

“As we begin Fiscal 2008 in June, several positive trends should be taking hold,” added Mr. Hobbs. “During the fiscal fourth quarter we will begin selling the Smart Port CT, which virtually doubles our market opportunity with an extremely value added product, and we’ll be introducing an exciting new addition to our PTA product line with the full market release of Profiler. These new additions, plus the expanded sales potential created by our transitioned sales organization, and the end of the market uncertainty created by the patent litigation position us for full year revenue growth of approximately 55 to 60 percent over fiscal 2007. Our goal is to move overall gross margins to approximately 61 to 62 percent. Our current goal is to generate in excess of $30 million in free cash flow during fiscal 2008. All in all, we are quite excited about our potential to generate increasing revenue and earnings in both the fourth quarter and year ahead,” concluded Mr. Hobbs.

Conference Call Information

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern time. To participate in the call, please dial (800) 798-2801 from the U.S. or (617) 614-6205 from outside the U.S. Please enter passcode 49311604.

A telephone replay of the call will be available from 6:30 p.m. Eastern time today through 11:59 p.m. Eastern time on April 3, 2007 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 from outside the U.S., and entering the passcode 50281930.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company’s Web site at. www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP measures, adjusted income and free cash flow. Adjusted income excludes certain expenses relating to the acquisition of RITA Medical, Inc. and stock-based compensation expense, but includes assumed taxes on net income using a 38 percent tax rate, where applicable. Free cash flow is defined as net income plus depreciation, amortization, and stock-based compensation, less unfunded capital expenditures. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these activities or items. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net loss prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

Safe Harbor

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company’s diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products.

More information is available at www.angiodynamics.com.

(Tables to Follow)

AngioDynamics, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Three months ended		Nine months ended
	Mar 3,	Feb 25,	Mar 3,	Feb 25,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net sales	$ 26,738	$19,785	$71,372	$54,859
Cost of goods sold (1) (2)	10,789	8,237	29,253	22,945
Gross profit	15,949	11,548	42,119	31,914

Gross margin %	59.6%	58.4%	59.0%	58.2%

Operating expenses
Selling and administrative (1) (2)	12,185	7,213	30,264	20,202
Research and development (1) (2)	14,248	1,446	17,512	4,510
Total operating expenses	26,433	8,659	47,776	24,712

Operating (loss) profit	(10,484)	2,889	(5,657)	7,202

Other income, net	1,045	224	3,263	595

(Loss) income before income tax provision	(9,439)	3,113	(2,394)	7,797
Income tax provision	918	1,233	3,611	2,969

NET (LOSS) INCOME	$ (10,357)	$ 1,880	$ (6,005)	$ 4,828

(Loss) earnings per common share
Basic	$(0.55)	$ .15	$(0.36)	$ .39
Diluted	$(0.55)	$ .14	$(0.36)	$ .37

Weighted Average Common Shares
Basic	18,694,387	12,367,348	16,613,370	12,253,254
Diluted	18,694,387	12,990,650	16,613,370	12,908,800

(1) Includes stock-based compensation charges of:

Cost of goods sold	$ 128	$ 13	$ 318	$ 31
Selling and administrative	710	66	1,673	169
Research and development	174	47	439	121

Total stock-based compensation	1,012	126	2,430	321

Less: tax benefit	(326)	(48)	(822)	(122)

Net stock-based compensation	$ 686	$ 78	$1,608	$ 199

AngioDynamics, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Three months ended		Nine months ended
	Mar 3,	Feb 25,	Mar 3,	Feb 25,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
(2) Includes acquisition related
expenses of:

Cost of goods sold	$11		$ 11
Selling and administrative	825		825
Research and development	12,125		12,125

Total acquisition related expenses	12,961		12,961

Less: tax benefit	(327)		(327)

Net acquisition related expenses	$12,634		$12,634

Reconciliation of net (loss) income to non-GAAP adjusted income:

NET (LOSS) INCOME	$ (10,357)	$ 1,880	$ (6,005)	$ 4,828

Stock-based compensation	1,012	126	2,430	321
In-process R&D expense	12,100		12,100
Amortization of acquired intangibles	739		739
Acquisition-related expenses	861	_____	861	_____

Adjusted income before taxes	4,355	2,006	10,125	5,149

Effect of income taxes	934	___48	1,429	__122

Adjusted income	$ 3,420	$ 1,958	$ 8,696	$5,027

Adjusted income per common share
Basic	$ .18	$ .16	$ .52	$ .41
Diluted	$ .18	$ .15	$ .51	$ .39

Weighted Average Common Shares
Basic	18,694,387	12,367,348	16,613,370	12,253,254
Diluted	19,020,719	12,990,650	16,924,300	12,908,800

AngioDynamics, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

	March 3,	June 3,
Assets	2007	2006
	(3)	(4)
Current Assets
Cash and Cash Equivalents	$ 38,052	$ 64,042
Marketable Securities	28,977	25,710
Restricted Cash	3,416
Accounts Receivable, net	18,929	13,486
Inventories	27,328	15,968
Deferred income taxes	1,400	822
Other current assets	3,271	2,128

Total current assets	121,373	122,156

Property, Plant & Equipment – at cost, net	14,369	10,802
Intangible Assets, net	50,795
Goodwill	166,075
Deferred income taxes	14,760
Other Non-Current Assets	6,356	4,042

Total Assets	$373,728	$137,000

Liabilities and Stockholders’ Equity

Current Liabilities	$15,714	$ 10,807
Long-term Debt	17,200	2,755
Other Long-term Liabilities	3,500
Stockholders’ Equity	337,314	123,438

Total Liabilities and Stockholders’ Equity	$373,728	$137,000

(3) Unaudited

(4) Information derived from audited financial statements

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